NEWS RELEASE
FOR RELEASE IMMEDIATELY
Contact: Paul Frenkiel, CFO
(215) 735-4422 ext. 5255

REPUBLIC FIRST BANCORP, INC.
REPORTS SECOND QUARTER EARNINGS

Philadelphia, PA, July 20, 2007 – Republic First Bancorp, Inc. (NASDAQ:FRBK), (the “Company”) the holding company for Republic First Bank (PA), today reported second quarter 2007 earnings of $2.0 million or $.18 per diluted share, compared to $2.5 million or $.24* per diluted share for the same quarter in 2006.  Average loans outstanding increased 17% and core deposits increased 13% in second quarter 2007 compared to second quarter 2006.  Notwithstanding very strong loan growth, earnings decreased due to industry wide margin compression.

The $.06 per share decline in earnings in second quarter 2007 compared to second quarter 2006 primarily reflected the following reductions: $.06 per share from higher funding costs, $.02 per share due to the increase in non-accrual loans, $.02 per share from exiting the tax refund loan program and $.01 per share due to an increase in operating expenses tied to branch expansion. These factors were partially offset by a favorable $.05 per share from loan growth.

For second quarter 2007, interest income increased $2.6 million to $17.2 million from $14.6 million for second quarter 2006. The increase was due primarily to the increase in average loans outstanding, partially offset by the reduction of interest income from the increase in non-accrual loans and the exit from the tax refund loan program.

Net interest income for second quarter 2007 of $7.5 million was $676,000 less than the second quarter of 2006 as a result of the above factors. Second quarter net interest margin was 3.23% compared to the 4.30% recorded in the second quarter of 2006. The reduction was due primarily to the 101 basis point increase in the rate on total interest bearing deposits.

The Company has historically resolved problem loans with nominal loss. The $7.5 million increase in non-accrual loans from March 31, 2007 to June 30, 2007 resulted from two loans which are well secured with real estate and losses are not anticipated.  The Company anticipates that commercial loan charge-offs for the year 2007 will be relatively comparable to 2006.  Substantially all of the 2007 charge-offs resulted from one commercial and industrial relationship, due to borrower fraud.  Management believes the loan loss reserve is adequate at current levels based upon charge-off history and monthly analysis of problem loans.

Harry Madonna, Chairman and Chief Executive Officer, stated, “While margin compression has reduced current earnings, the loan growth which has historically propelled earnings continues to be strong.  A renewed focus on expense control combined with the continued strong loan growth should drive future earnings growth.  The increase in problem loans reflects the changes in the residential housing market in our area.  We are closely monitoring these loans and believe that these loans are adequately collateralized.”

Total shareholders’ equity stood at $77.5 million with a book value per share of $7.44 at June 30, 2007, based on outstanding common shares of approximately 10.4 million.  The Company continues to be well capitalized.

 Republic First Bank (PA) is a full-service, state-chartered commercial bank, whose deposits are insured by the Federal Deposit Insurance Corporation (FDIC).  The Bank provides diversified financial products through its eleven offices located in Abington, Ardmore, Bala Cynwyd, Plymouth Meeting, Media and Philadelphia, Pennsylvania and Voorhees, New Jersey.

The Company may from time to time make written or oral “forward-looking statements”, including statements contained in this release and in the Company's filings with the Securities and Exchange Commission.  These forward-looking statements include statements with respect to the Company's beliefs, plans, objectives, goals, expectations, anticipations, estimates, and intentions that are subject to significant risks and uncertainties and are subject to change based on various factors, many of which are beyond the Company's control. The words “may”, “could”, “should”, “would”, “believe”, “anticipate”, “estimate”, “expect”, “intend”, “plan”, and similar expressions are intended to identify forward-looking statements.  All such statements are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

# # #

*  Prior year earnings per share amounts were restated to reflect the 10% stock dividend paid April 17, 2007.

Attachment #1

Republic First Bancorp, Inc.
Condensed Income Statement
(Dollar amounts in thousands
except per share data)
(unaudited)
	Three Months Ended			Six Months Ended
	June 30			June 30
	2007	2006		2007	2006

Net Interest Income	$ 7,510	$ 8,186		$ 15,075	$ 17,495
Provision for Loan Losses	63	61		143	1,374
Non-interest Income	755	844		1,395	1,959
Non-interest Expenses	5,283	5,122		10,278	10,163
Provision for income taxes	951	1,320		1,977	2,719
Net Income	$ 1,968	$ 2,527		$ 4,072	$ 5,198

Diluted EPS	$ 0.18	$ 0.24	(1)	$ 0.38	$ 0.49	(1)

Republic First Bancorp, Inc.
Condensed Balance Sheet
(Dollar amounts in thousands)
(unaudited)

Assets	June 30,	June 30,
	2007	2006

Federal Funds Sold and Other Interest Bearing Cash	$ 57,890	$ 37,776
Investment Securities	86,882	45,305
Commercial and Other Loans	836,598	740,577
Allowance for Loan Losses	(7,661)	(7,756)
Other Assets	50,871	45,846

Total Assets	$ 1,024,580	$ 861,748

Liabilities and Shareholders' Equity:
Transaction Accounts	$ 396,937	$ 380,357
Time Deposit Accounts	401,233	264,384
FHLB Advances and Trust Preferred Securities	133,132	138,443
Other Liabilities	15,809	9,195
Shareholders' Equity	77,469	69,369
Total Liabilities and Shareholders' Equity	$ 1,024,580	$ 861,748

(1) Prior year earnings per share has been restated for the 10% stock dividend paid April 17, 2007.

Attachment #2

Republic First Bancorp, Inc.
June 30, 2007
(unaudited)

	At or For the			At or For the
	Three Months Ended			Six Months Ended
	June 30,	June 30,		June 30,	June 30,
Financial Data:	2007	2006		2007	2006

Return on average assets	0.81%	1.27%		0.85%	1.30%

Return on average equity	10.18%	14.87%		10.71%	15.74%

Share information:

Book value per share	$7.44	$6.64	(1)	$7.44	$6.64	(1)

Actual shares outstanding at period end, net of
treasury shares (320,111 and 275,611 shares, respectively)	10,416,000	10,441,000	(1)	10,416,000	10,441,000	(1)

Average diluted shares outstanding	10,723,000	10,725,000	(1)	10,741,000	10,665,000	(1)

(1) Prior year share information has been restated for the 10% stock dividend payable April 17, 2007.

Attachment #3

Republic First Bancorp, Inc.
June 30, 2007
(Dollars in thousands)
(unaudited)

Credit Quality Ratios:
	June 30	June 30
	2007	2006

Non-accrual and loans accruing,
but past due 90 days or more	$ 16,612	$ 2,877

Restructured loans	-	-

Total non-performing loans	16,612	2,877

Other real estate owned	499	594

Total non-performing assets	$ 17,111	$ 3,471

	Six Months Ended
	June 30,	June 30,
	2007	2006
Allowance for Loan Losses
Balance at beginning of period	$ 8,058	$ 7,617
Charge-offs:
Commercial and construction	876	434
Tax refund loans	-	1,286
Consumer	2	-
Total charge-offs	878	1,720
Recoveries:
Commercial and construction	81	1
Tax refund loans	256	484
Consumer	1	-
Total recoveries	338	485
Net charge-offs	540	1,235
Provision for loan losses	143	1,374
Balance at end of period	$ 7,661	$ 7,756

Non-performing loans as
a percentage of total loans	1.99%	0.39%

Nonperforming assets as
a percentage of total assets	1.67%	0.40%

Allowance for loan losses
to total loans	0.92%	1.05%

Allowance for loan losses
to total non-performing loans	46.12%	269.59%

Attachment #4

Republic First Bancorp, Inc.
June 30, 2007
(Dollars in thousands )
(unaudited)
		Quarter-to-Date
		Average Balance Sheet

	Three months ended			Three months ended
	June 30, 2007			June 30, 2006

			Average			Average
Interest-Earning Assets:	Average		Yield/	Average		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost

Commercial and other loans	$ 821,173	$ 15,657	7.65%	$ 700,313	$ 13,751	7.88%

Investment securities	97,328	1,361	5.59	43,131	567	5.26

Federal funds sold	12,785	169	5.30	20,656	252	4.89

Total interest-earning assets	931,286	17,187	7.40	764,100	14,570	7.65

Other assets	39,124			36,253

Total assets	$ 970,410	$ 17,187		$ 800,353	$ 14,570

Interest-bearing liabilities:

Interest-bearing deposits	$ 701,881	$ 8,300	4.74%	$ 530,721	$ 4,939	3.73%

Borrowed funds	99,873	1,377	5.53	107,800	1,445	5.37

Interest-bearing liabilities	801,754	9,677	4.84	638,521	6,384	4.01

Non-interest and
interest-bearing funding	878,764	9,677	4.42	722,804	6,384	3.54

Other liabilities:	14,086			9,408

Total liabilities	892,850			732,212

Shareholders' equity	77,560			68,141

Total liabilities &
shareholders' equity	$ 970,410			$ 800,353

Net interest income		$ 7,510			$ 8,186

Net interest margin			3.23%			4.30%

Attachment #5

Republic First Bancorp, Inc.
June 30, 2007
(Dollars in thousands )
(unaudited)
		Year-to-Date
		Average Balance Sheet

	Six months ended			Six months ended
	June 30, 2007			June 30, 2006

			Average			Average
Interest-Earning Assets:	Average		Yield/	Average		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost

Commercial and other loans	$ 810,003	$ 30,957	7.71%	$ 700,603	$ 27,905	8.03%

Investment securities	103,414	2,903	5.61	42,488	1,076	5.06

Federal funds sold	16,257	404	5.01	28,350	652	4.64

Total interest-earning assets	929,674	34,264	7.43	771,441	29,633	7.75

Other assets	38,595			36,880

Total assets	$ 968,269	$ 34,264		$ 808,321	$ 29,633

Interest-bearing liabilities:

Interest-bearing deposits	$ 672,298	$ 15,693	4.71%	$ 574,380	$ 10,203	3.58%

Borrowed funds	127,458	3,496	5.53	72,562	1,935	5.38

Interest-bearing liabilities	799,756	19,189	4.84	646,942	12,138	3.78

Non-interest and
interest-bearing funding	877,485	19,189	4.41	732,117	12,138	3.34

Other liabilities:	14,142			9,602

Total liabilities	891,627			741,719

Shareholders' equity	76,642			66,602

Total liabilities &
shareholders' equity	$ 968,269			$ 808,321

Net interest income		$ 15,075			$ 17,495

Net interest margin			3.27%			4.57%